EXHIBIT 10.11

                       AMERICAN ENVIRONMENTAL ENERGY, INC.
                        650 Town Center Drive, Suite 860
                          Costa Mesa, California 92626

Mr. William Karambelas

         Re: Advisory Board Membership

Dear Mr. Karambelas:

         Thank you for agreeing to be an Advisory Board member of American Environmental Energy, Inc., a Nevada corporation (the "Company"). We are looking forward to tapping your expertise as we grow and, hopefully, bring substantial value to our investors.

         This letter will confirm the understanding and agreement (the "Agreement") between you and the Company with respect to your appointment.

1. ENGAGEMENT. The Company hereby appoints you to its Advisory Board to serve as a consultant to the Company effective as of the date you sign this letter below (the "Appointment Date") and continuing indefinitely, unless terminated at any time by you or the Company in accordance with Section 5 below.

2. ADVISORY ROLE AND RESPONSIBILITIES. You will be available up to 20 hours per month by phone and for occasional in person meetings with the Company's Board of Directors and executive officers to provide strategic consulting services as requested by the Company's Board of Directors or Chief Executive Offer to advise the Company's executive team on strategic matters including the matters in the following list, and such other matters as the CEO may reasonably request, verbally or in writing:

      a. Assisting management in the preparation of business plans, strategies and other operational matters;

      b. Facilitating introductions between the Company and potential customers and investors and meeting with prospective investors to negotiate Terms and Conditions of investments;

      c. Providing your opinion to assist the Company in identifying and recruiting potential sales, technical, marketing, strategic and other partners or individuals;

      d. Apprising the Company of technological, competitive and other changes and developments that you may from time to time become aware of and that do not conflict with any other existing role or obligations you may have; and e. Contributing in other advisory roles as deemed appropriate.

3. COMPENSATION. In consideration for the services to be rendered by you as an Advisory Board member you will be compensated as follows

      a. STOCK OPTIONS. Pending board approval, you will be granted an option to purchase 60,000 shares of the Company's Common Stock. The exercise price of the option shall be the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. The option shall vest quarterly over three years starting from the Appointment Date; provided that upon a change of control of the Company due to an acquisition vesting shall accelerate in full. Any vested options shall remain exercisable for a period of 12 months after termination of this Agreement. Any unvested options shall be forfeited upon termination of this Agreement.

4. EXPENSES. The Company shall reimburse you, on a monthly basis, for all usual, reasonable and necessary expenses paid or incurred by you in connection with, or related to, the performance of your services under this Agreement, subject to pre-approval of the expenses by the Company and satisfactory receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement is sought and the approval thereof by the Company.

5. TERMINATION. You or the Company may terminate this Agreement and your engagement at any time upon written notice (including e-mail notice) to the other party (with such termination being effective when the writing is sent) provided that the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive any such termination. In the event of a termination, you shall be entitled to payment of pre-approved expenses paid or incurred prior to the effective date of termination, within 10 business days, upon satisfactory receipt by the Company of appropriate documentary proof of such expenditures. The foregoing shall constitute full settlement of any and all claims you have against the Company.

6. CONFIDENTIALITY. In the course of your appointment, one party (the "Disclosing Party") could convey information to the other (the "Receiving Party") that it deems confidential ("Confidential Information"). A Receiving Party shall protect the Disclosing Party's Confidential Information by using at least the same degree of care, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of like nature. No license or other rights with respect to the Confidential Information is hereby granted or intended. The Receiving Party shall not, and shall not enable or allow any third party to, reverse-engineer, decompile, or disassemble any software disclosed by the Disclosing Party and shall not remove, overprint or deface any notice of copyright, trademark, logo, legend, or other notices of ownership from any originals or copies of Confidential Information it obtains from the Disclosing Party. The obligation to maintain Confidential Information as confidential under this Agreement shall continue in effect for the term of this Agreement and shall extend for such time until as the information in question no longer constitutes Confidential Information.

7. NON-SOLICITATION. During the term of your appointment, you shall not directly solicit for employment any employee of Company with whom you have had contact due to your appointment.

8. INDEMNIFICATION. The Company shall indemnify you, defend you, and hold you harmless from and against any and all expenses (including, without limitation, expenses of investigation and preparation and reasonable fees and disbursements of your counsel, accountants or other experts), losses, claims, demands, liabilities, damages, judgments, settlements, fines and penalties, by reason of, relating to, or arising from your services rendered to the Company under this Agreement, unless you have acted outside the framework of your appointment.

9. INDEPENDENT CONTRACTORS. Your relationship to the Company is that of an independent contractor, and nothing in this Agreement will be deemed to establish any other relationship between you and the Company, such as employer-employee, principal-agent, partners or joint ventures. The Company shall have no control over the means or manner of performance by you of your obligations under this Agreement. Unless expressly authorized in writing by the Company, you shall not contract for or incur any obligations in the name of, or for the account of, the Company, accept payment from any party of any obligation due the Company, or make any representation, guaranty or other agreement relating to the business of the Company.

10. GOVERNING LAW, ENTIRE AGREEMENT AND AMENDMENTS. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California. With respect to the subject matter hereof, this is the entire agreement between the parties and this Agreement supersedes all prior communications between the parties, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by both you and the Company.

11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation or other entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that your obligations are personal and shall not be assigned by you.

12. WAIVER. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13. SEVERABILITY. In the event that any provision of this Agreement or any portion thereof shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions or any portion thereof shall in no way be affected or impaired thereby.


    We are delighted to offer you this appointment and look forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing in the space provided below and returning the original to the Company, whereupon this letter shall constitute a binding agreement as of the date of your signature.

                                             Very truly yours,

                                             AMERICAN ENVIRONMENTAL ENERGY, INC.

                                             By: /s/ B.A. BREWER
                                                 -------------------------
                                                 Brent Brewer, CEO

ACCEPTED AND AGREED TO
AS OF THE DATE BELOW:


/S/ WILLIAM KARAMBELAS
-----------------------------

Date: October 21, 2008